                                                                   Exhibit 10(s)

                             SUPPLEMENTAL AGREEMENT

                 This Supplemental Agreement is entered into between Richard Kashnow ("Kashnow") and Raychem Corporation ("Raychem") to modify one provision of their letter agreement describing the terms of Kashnow's employment by Raychem dated August 11, 1995 (the "Agreement"). The parties hereto agree as follows:

                 1.       SPECIAL TRANSITION PAYMENT

                          (A)     With respect to the total amount payable by
Raychem under the "Special Transition Payment" provisions of paragraph 3 of the Agreement, which amount is indeterminable as of the date hereof, Raychem shall pay such amount to the trust established in connection with the Raychem Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan") and credit such amount to an account for Kashnow under the Deferred Compensation Plan on the day such amount would otherwise have been paid to Kashnow in satisfaction of Raychem's payment obligation under the Agreement.

                          (B)     The amount described in subparagraph (a) above
which is credited to an account for Kashnow under the Deferred Compensation Plan shall be treated as a "Deferral Amount" for the "Participation Year" ending June 30, 1996, subject to all of the general terms and conditions of the Deferred Compensation Plan. Accordingly, 100 percent of such

Deferral Amount (as adjusted for net investment income or loss attributable thereto) will be determined as of December 31, 1996, and distributed to Kashnow as soon as practicable thereafter unless Kashnow files a "Subsequent Deferral Election" with the Administrator of the Deferred Compensation Plan on or before June 3, 1996 to defer payment of all or any portion of the amount otherwise distributable for an additional one-year period (or such longer period as is approved by the Administrator).

                 2.       GENERAL

                 Except as expressly provided otherwise by this Supplemental Agreement, all of the terms and conditions of the Agreement remain in full force and effect.

Dated:  February 5, 1996                   RAYCHEM CORPORATION

                                           By: /s/ Isaac Stein

Dated:  February 5, 1996                   /s/ R.A. Kashnow
                                           Richard Kashnow



                                      -2-